Exhibit 99.1

Contact:	Mike Cockrell Treasurer & Chief Financial Officer (601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR SECOND QUARTER OF FISCAL 2009
LAUREL, Miss. (May 28, 2009) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for its second fiscal quarter and six months ended April 30, 2009.
     Net sales for the second quarter of fiscal 2009 were $426.8 million compared with $433.9 million for the same period a year ago. For the quarter, net income was $26.2 million, or $1.27 per fully diluted share, compared with net income of $6.2 million, or $0.30 per fully diluted share, for the second quarter of fiscal 2008.
     Net sales for the first six months of fiscal 2009 were $815.6 million compared with $796.4 million for the first half of fiscal 2008. Net income for the first half of the year totaled $19.5 million, or $0.95 per fully diluted share, compared with net income of $12.4 million, or $0.61 per fully diluted share, for the first six months of last year.
     “We are pleased to report a return to profitability for Sanderson Farms during the second fiscal quarter of 2009,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Our results reflect improved market conditions for the poultry industry and the efficient management of our operations by our managers, employees and contract producers. Much of the market improvement is due to production cuts and resulting reduced supply of chicken in the market. Demand for chicken at retail grocery stores remains strong and the export market improved compared to our first quarter. However, as in the previous two quarters, demand from some food service customers has been adversely affected by the economic downturn, as demand for protein consumed away from home remains soft. We also benefited from lower feed costs during the quarter compared with a year ago.”
     According to Sanderson, overall market prices for poultry products were higher during the second quarter of fiscal 2009 compared with the first quarter of the year. However, prices were mixed compared with prices a year ago. As measured by a simple average of the Georgia dock price for whole chickens, prices increased approximately 6.1 percent in the Company’s second fiscal quarter compared with the same period in 2008. Bulk leg quarter prices were lower by 18.1 percent compared with last year’s second quarter. Boneless breast meat prices during the quarter were approximately 5.0 percent lower than the prior year period. Jumbo wing prices remained strong and averaged $1.39 per pound during the second quarter of fiscal 2009, compared with the average of $0.97 per pound during the second quarter of fiscal 2008, an increase of 43.0 percent. The Company’s costs for corn and soybean meal, the Company’s primary feed ingredients, dropped 22.8 and 14.2 percent, respectively, compared with the second quarter a year ago.
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Sanderson Farms Reports Results for Second Quarter Fiscal 2009

May 28, 2009
     “We are cautiously optimistic as we head into the summer months and what is typically a period of better demand for chicken. Broiler egg sets have continued to be lower, which indicates continued lower supply levels. While our industry has never gone through the summer demand season with five to six percent less chicken, we have also never gone through the summer months with the economy and the American consumers as uncertain and cautious as they are today,” added Sanderson.
     Sanderson Farms will hold a conference call to discuss this press release today, May 28, 2009, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through June 25, 2009. Those without Internet access may listen to the call by dialing (877-723-9517).
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared chicken items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2008 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s second quarter ended April 30, 2009.
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Sanderson Farms Reports Results for Second Quarter Fiscal 2009

May 28, 2009
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2009	2008	2009	2008
Net sales	$426,759	$433,876	$815,643	$796,442
Costs and expenses:
Cost of sales	370,774	409,250	754,686	746,389
Selling, general and administrative	12,884	14,146	24,798	27,951

	383,658	423,396	779,484	774,340

Operating income	43,101	10,480	36,159	22,102

Other income (expense):
Interest income	4	23	11	95
Interest expense	(2,489)	(1,806)	(5,700)	(3,854)
Other	0	24	(3)	41

	(2,485)	(1,759)	(5,692)	(3,718)

Income before income taxes	40,616	8,721	30,467	18,384
Income tax expense	14,400	2,504	11,000	5,945

Net income	$26,216	$6,217	$19,467	$12,439

Basic earnings per share	$1.29	$0.31	$0.96	$0.61

Diluted earnings per share	$1.27	$0.30	$0.95	$0.61

Dividends per share	$0.14	$0.14	$0.28	$0.28

Weighted average shares outstanding:
Basic	20,317	20,269	20,306	20,254

Diluted	20,581	20,469	20,577	20,443

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Sanderson Farms Reports Results for Second Quarter Fiscal 2009

May 28, 2009
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	April 30,	October 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,179	$4,261
Accounts receivable, net	61,597	63,516
Inventories	143,895	137,015
Refundable income taxes	7,362	31,033
Deferred tax asset	1,568	15,885
Prepaid expenses and other current assets	21,678	15,853

Total current assets	272,279	267,563

Property, plant and equipment	732,103	722,815
Less accumulated depreciation	(331,050)	(311,485)

	401,053	411,330
Other assets	2,186	2,265

Total assets	$675,518	$681,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$81,148	$77,565
Current maturities of long-term debt	968	1,219

Total current liabilities	82,116	78,784
Long-term debt, less current maturities	200,122	225,322
Claims payable	2,800	3,000
Deferred income taxes	20,813	20,085
Stockholders’ equity:
Common stock	20,324	20,289
Paid-in capital	30,904	28,859
Retained earnings	318,439	304,819

Total stockholders’ equity	369,667	353,967

Total liabilities and stockholder’s equity	$675,518	$681,158

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